Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Executive Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

Jeff Sonnek

Managing Director

(646) 277-1263

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2024 FOURTH QUARTER AND FULL YEAR SALES RESULTS AND UPDATE OF EARNINGS GUIDANCE

EL SEGUNDO, Calif., January 14, 2025 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, today reported sales results for the fiscal 2024 fourth quarter and full year ended December 29, 2024.

Steven G. Miller, Chairman, President and CEO, commented, “We anticipate reporting fourth quarter earnings in the middle range of our previously provided guidance range. Despite our topline results falling short of expectations, we achieved favorable performance relative to plan in both gross margin and expenses. While our sales continued to be impacted by the challenging macroeconomic environment for our consumers, the lower-than-expected sales were primarily due to weaker winter product sales, influenced by warmer-than-normal weather conditions across our footprint and minimal snowfall in the southern tier of our footprint which limited winter recreational activities. Although sales were softer than anticipated, our fourth quarter same store sales marked the fourth consecutive quarter of sequential improvement in our year-over-year sales trends.”

For the fiscal 2024 fourth quarter, net sales were $181.6 million compared to net sales of $196.3 million for the fourth quarter of fiscal 2023. Same store sales decreased 6.1% for the fourth quarter of fiscal 2024 compared to the fourth quarter of fiscal 2023. The Company’s merchandise margins decreased 23 basis points for the fourth quarter of fiscal 2024 compared to the prior year period.

For the fiscal 2024 full year, net sales were $795.5 million compared to net sales of $884.7 million for fiscal 2023. Same store sales decreased 9.4% for the fiscal 2024 full year compared to fiscal 2023. The Company’s merchandise margins decreased 34 basis points for the fiscal 2024 full year compared to fiscal 2023.

For the fiscal 2024 fourth quarter, the Company now expects to report a loss per basic share in the range of $0.94 to $0.97, which compares to the Company’s previous guidance for a fourth quarter loss per basic share in the range of $0.80 to $1.05. The Company’s updated earnings guidance for the fiscal 2024 fourth quarter includes a net benefit of $1.0 million, or $0.04 per basic share, related to an insurance settlement.

For the fiscal 2024 full year, the Company now expects to report a loss per basic share in the range of $3.14 to $3.17, which includes the aforementioned net benefit related to an insurance settlement, in addition to a non-cash charge for the establishment of a valuation allowance related to deferred tax assets of $21.8 million, or $0.99 per basic share, recorded in the third quarter of fiscal 2024. Financial results for the fiscal 2024 fourth quarter and full year are unaudited, preliminary, and subject to final year-end accounting entries.

The Company ended the 2024 fiscal year with a cash balance of $5.4 million and borrowings of $13.8 million under its recently-renewed $150 million credit facility with Bank of America, N.A. Merchandise inventories decreased by 4.1% as of the end of fiscal 2024 versus the end of the prior fiscal year.

The Company expects to issue earnings results for the fiscal 2024 fourth quarter and full year in late February 2025.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, currently operating 418 stores under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 12,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, home recreation, tennis, golf, and winter and summer recreation.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of COVID-19, including any potential variants, on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, global supply chain disruptions resulting from the ongoing conflict in Ukraine and the Middle East, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, a reduction or loss of product from a key supplier, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, as well as environmental, social and governance issues, public health issues (including those caused by COVID-19 or any potential variants), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s historically leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets, our ability to reverse valuation allowances on deferred tax assets, and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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